ESCROW AGREEMENT

THIS AGREEMENT is made as of October 13, 2006, by and between Old Mutual 2100 Emerging Managers Fund, L.L.C., a Delaware limited liability company (the "Company") and SEI Private Trust Company, a limited purpose federal savings bank regulated by the Office of Thrift Supervision ("SEI" or "Escrow Agents).

                                   WITNESSETH

WHEREAS, the Company is a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended, consisting of shares of beneficial interests; and

WHEREAS, the Company desires that SEI provide services as escrow agent for the purpose of receiving payments from potential subscribing interestholders in the Company (the "Potential Investors"), and SEI wishes to provide such services.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows;

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

         (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

         (b) "Written Instructions" mean written instructions received by the Escrow Agent and signed by the board of managers or any other person duly authorized by the Company, to give such instructions on behalf of the Company (each an "Authorized Person"). The instructions may be delivered by hand, mail, facsimile, cable, telex or telegram; except that any instruction terminating this Agreement may be given only by hand or mail. The Company shall file from time to time with the Escrow Agent a certified copy of each resolution of the board of managers setting forth the names of the Authorized Persons for the purpose of giving Written Instructions. Such resolution shall include certified signatures of such Authorized Persons. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Company to the contrary. The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company's formation documents or this Agreement or of any vote, resolution or proceeding of the Company's board of managers, unless and until the Escrow Agent receives Written Instructions to the contrary.

         (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out if its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of such duties.

         (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of the Escrow Agent's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

         (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         (f) The Company agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful  misfeasance,  bad faith,  gross  negligence  or reckless
              disregard   of  its  duties  and   obligations   under  this
              Agreement. The Company shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any consequential, special or indirect losses or damages which such party may incur or suffer, whether or not the likelihood of such losses or damages was known by such
              party.  These  indemnities  shall survive  the   resignation   of
              the  Escrow  Agent  or  the termination of this Agreement.

         (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

         (h) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

         (i) The Escrow Agent shall notify promptly the Company of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account at Wachovia Bank, or a similar banking institution agreed to by the Company, in the name of Old Mutual 2100 Emerging Managers Fund, L.L.C. Escrow Account for the Benefit of Investors (the "Account"). The Escrow Agent shall promptly deposit in the Account checks remitted by Potential Investors and made payable to the Company. Potential investors also may deposit monies in the Account by wire transfer pursuant to instructions provided to them by the Company. The balance on deposit in the Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.

4. STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Company with (a) monthly statements containing the beginning balance in the Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Company shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Company shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

5. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Account to the account designated by the Company. Such Written Instructions shall be sent to the Escrow Agent by 2:00 p.m. on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance. Such refunds shall be made in wire form.

6. INTEREST. With respect to each closing, any interest earned on the Account shall be credited to the Company.

7. REPURCHASES. The Company from time to time may wire balances to the Account in connection with periodic repurchases of interests by the Company from its shareholders. Upon Written Instructions, the Escrow Agent shall issue repurchase payments from the Account via wire to the repurchasing shareholder. Upon Written Instructions, the Escrow Agent will withhold specified amounts from repurchasing shareholders.

8. TAX IDENTIFICATION NUMBER. All deposits to the Account shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Company or Potential investor, as applicable.

9. COMPENSATION. As compensation for the services rendered by SEI under this Agreement, SEI shall receive a fee or fees as may be agreed to in writing from time to time by the Company and SEI or an affiliate of SEI. The Company shall also be responsible for and shall reimburse SEI for SEI's reasonable costs and expenses incurred in connection with the performance of its services under this Agreement. The Company and SEI acknowledge and agree that the fees payable pursuant to this Section 9 shall be paid by the Company in accordance with the terms of the Administration Agreement between the Company and SEI Investments Global Funds Services ("SEI Investments"), an affiliate of SEI, pursuant to which SEI Investments will provide certain administrative services to the Company. It is further understood and agreed that standard account transaction charges will be billed to the Company as an out-of-pocket expense. The Company acknowledges that SEI may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement. The provisions of this Section 9 shall survive termination of this Agreement.

10. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

11. TERMINATION. This Agreement shall continue until terminated by either party on 60 days' prior written notice. Upon the termination of this Agreement and upon the delivery of the balance of the Account to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

         If no successor escrow agent has been designated pursuant to Written Instructions to receive the balance of the Account at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Company of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Account to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

12. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

13. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be.
         The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law.

14. NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

         (a)  If to the Company

              c/o 2100 Larch Lane LLC
              287 Bowman Ave., Second Floor
              Purchase, NY 10577
              Attention:  General Counsel

         (b)  If to the Escrow Agent

              SEI Private Trust Company
              One Freedom Valley Drive
              Oaks, PA 19456
              Attention:  General Counsel

15. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


Company:


OLD MUTUAL 2100 EMERGING MANAGERS FUND, L.L.C.

By:
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Name:
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Title:
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SEI PRIVATE TRUST COMPANY

By:
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Name:
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Title:
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